Citi Premium US Treasury Reserves
On November 29, 2005, a Special Meeting of Shareholders was held for the following purposes:
1) to approve a new management agreement and 2) to elect
Trustees. The following
table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of
Shareholders.
1. Approval of New Management Agreement

     New Management Agreement
	               	Voted			 	Broker
    Voted For	   	Against	  	Abstentions	Non-Votes
   170,528,901.040 	1,786,867.770  1,127,773.060  13,305,894.000


2. Election of Trustees1
     								Authority
Nominees: 	  	             	Votes For		Withheld
Elliott J. Berv 			370,978,477.800		66,709,312.820
Donald M. Carlton 			370,978,477.800 	66,709,312.820
Benton Cocanougher 			370,978,477.800		66,709,312.820
Mark T. Finn 				370,978,477.800		66,709,312.820
Stephen Randolph Gross 			370,978,477.800		66,709,312.820
Diana R. Harrington 			370,978,477.800		66,709,312.820
Susan B. Kerley 			370,978,477.800		66,709,312.820
Alan G. Merten 				370,978,477.800		66,709,312.820
R. Richardson Pettit 			370,978,477.800		66,709,312.820
R. Jay Gerken 				370,978,477.800		66,709,312.820
1 Trustees are elected by the shareholders of all of the series of the Trust of which the Fund is a series.
Command Financial Press Composition . Tel 212/274-
0070 . Fax 212/274-8262